UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
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Costco Wholesale Corporation
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999 Lake Drive
Issaquah, Washington 98027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:
The Annual Meeting of the Shareholders of Costco Wholesale Corporation (the “Company”) will be held by live webcast, on Thursday, January 19, 2023, at 2:00 p.m. Pacific time, to:
1.Elect the eleven directors nominated by the Board of Directors to hold office until the 2024 Annual Meeting of Shareholders and until their successors are elected and qualified;
2.Ratify the selection of KPMG LLP ("KPMG") as the Company’s independent auditors for fiscal 2023;
3.Approve, on an advisory basis, the compensation of the Company’s named executive officers for fiscal 2022 as disclosed in these materials;
4.Approve, on an advisory basis, the frequency of future advisory votes on executive compensation;
5.Vote on the shareholder proposal described in the accompanying proxy statement, if properly presented at the meeting; and
6.Transact such other business as may properly come before the meeting or any adjournments thereof.
Our 2023 Annual Shareholders' Meeting will be held in a virtual format only and shareholders can participate from any geographic location with Internet connectivity. We believe this is an important step to enhancing accessibility to our Annual Meeting and reducing the carbon footprint of our activities. Shareholders may view a live webcast of the Annual Meeting and submit questions digitally prior to and during the meeting at www.virtualshareholdermeeting.com/COST2023. Please refer to the "Participating in the Annual Meeting" section of the Proxy Statement for more details.
Shareholders can vote their shares before the meeting online at www.proxyvote.com, by calling 1-800-690-6903, by mailing a completed proxy card, or by mobile device by scanning the QR code on the proxy card or Notice of Internet Availability of Proxy Materials. Shareholders may also vote online during the virtual meeting at www.virtualshareholdermeeting.com/COST2023.
Only shareholders of record at the close of business on November 11, 2022, are entitled to notice of and to vote at the meeting. All shareholders are requested to be present virtually or by proxy. Any shareholder giving a proxy, may revoke it at any time before it is voted.
Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual Meeting. We are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials, rather than a full paper set of the materials. The notice contains instructions on how to access our proxy materials online, as well as instructions on obtaining a paper copy. All shareholders who do not receive such a notice, including shareholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail. This process reduces our carbon footprint and our costs to print and distribute proxy materials.
Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet or telephone you help the Company reduce postage and proxy tabulation costs.

Please do not return the enclosed paper ballot if you are
voting over the Internet or by telephone.

VOTE BY INTERNET	VOTE BY TELEPHONE

http://www.proxyvote.com 24 hours a day/7 days a week	(800) 690-6903 via touch-tone phone toll-free 24 hours a day/7 days a week

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 18, 2023. Have your proxy card in hand when you access the website, and follow the instructions to obtain your records and to create an electronic voting instruction form.	Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 18, 2023. Have your proxy card in hand when you call, and then follow the instructions.
You may also vote online during the meeting at www.virtualshareholdermeeting.com/COST2023
Your cooperation is appreciated, because a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

By order of the Board of Directors,

John Sullivan
Executive Vice President, General Counsel and Secretary

December 6, 2022

Important Notice Regarding the Availability of Proxy Materials for
the Meeting of Shareholders to be Held on January 19, 2023
The Proxy Statement and Annual Report to Shareholders are available at
https://investor.costco.com.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
January 19, 2023

SOLICITATION AND REVOCATION OF PROXY
    Proxies in the form furnished are solicited by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on January 19, 2023, or any adjournments (the “Annual Meeting”). The individuals named as proxy are Hamilton E. James and W. Craig Jelinek. A Notice of Internet Availability of Proxy Materials was first sent to shareholders and the accompanying notice of meeting, this Proxy Statement and the form of proxy are first being made available to shareholders on or about December 6, 2022.
    All shares represented by proxies received will be voted in accordance with instructions contained in the proxies. The Board of Directors unanimously recommends a vote:
1.FOR the eleven nominees for director named in this Proxy Statement;
2.FOR the ratification of the selection of the Company’s independent auditors;
3.FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers for fiscal 2022 as disclosed in these materials;
4.FOR the approval, on an advisory basis, of a frequency of every year for future advisory votes on executive compensation; and
5.AGAINST the shareholder proposal.
    In the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with the foregoing recommendations. A shareholder giving a proxy has the power to revoke it any time before it is voted by providing written notice to the Secretary of the Company, by delivering a later-dated proxy, or by voting virtually at the Annual Meeting.
    Only shareholders of record at the close of business on November 11, 2022 (the "Record Date") will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 443,864,342 shares of common stock outstanding, which represent all of the voting securities of the Company. Each share of common stock is entitled to one vote. Shareholders do not have cumulative voting rights in the election of directors.
    A majority of the common stock entitled to vote at the Annual Meeting, present either virtually or by proxy, will constitute a quorum. Shareholders who abstain from voting on any or all proposals will be included in the number of shareholders present at the meeting for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be included in the total of votes cast and will not affect the outcome of the vote on proposals 1 through 5.

    With respect to proposal 1, the Company’s bylaws provide that, in an uncontested election for directors as at this meeting, a director nominee will be elected if the number of votes cast for the nominee's election exceeds the number of votes cast against the nominee's election. An incumbent director nominee who fails to receive the requisite votes for election will not be elected but will continue to serve as a director until the earliest of: (i) 90 days from the date on which the voting results of the election are determined; (ii) the date on which an individual is selected by the Board to fill the position held by such director; or (iii) the date of the director's resignation. With respect to proposals 2, 3, and 5, to approve each proposal the votes that shareholders cast “for” must exceed the votes cast “against.” With respect to proposal 4, the alternative receiving the greatest number of votes--every year, every two years or every three years--will be deemed the frequency that shareholders approve.
    If shares are held by a broker or other financial institution on your behalf (that is, in “street name”), and you do not instruct that firm as to how to vote them, Nasdaq rules allow the firm to vote your shares only on routine matters. Proposal 2, the ratification of the selection of the Company’s independent auditors for fiscal 2023, is the only matter for consideration at the meeting that Nasdaq rules deem to be routine. For all other proposals, you must submit voting instructions to the firm that holds your shares if you want your vote to count. When a firm votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.” Please instruct your broker or other financial institution so your vote can be counted.
    In addition to mailing the Notice of Internet Availability of Proxy Materials to shareholders, the Company has asked banks and brokers to forward copies of the notice, and upon request, paper copies of the proxy materials to persons for whom they hold stock of the Company and to request authority for execution of the proxies. The Company will reimburse banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, email or personal contact. All proxy-soliciting expenses will be paid by the Company in connection with the solicitation of votes for the Annual Meeting. Alliance Advisors may solicit proxies at a cost we anticipate will not exceed $13,000.
Participating in the Annual Meeting
We are conducting a virtual Annual Meeting so our shareholders can participate from any geographic location with Internet connectivity. Participation opportunities are better than those provided at the in-person portion of our past meetings.
•To participate in the Annual Meeting, including to vote and to view the list of registered shareholders as of the record date during the meeting, you must access the meeting website at www.virtualshareholdermeeting.com/COST2023 and enter the 16-digit control number found on the Notice of Internet Availability of Proxy Materials or on the proxy card or voting instruction form provided to you with this Proxy Statement.
•Whether or not you plan to participate in the Annual Meeting, it is important that your shares be represented and voted. We encourage you to access www.proxyvote.com or call 1-800-690-6903 and vote in advance of the Annual Meeting.
•Shareholders are able to submit questions for the Annual Meeting’s question and answer session before and during the meeting through www.virtualshareholdermeeting.com/COST2023. When submitting questions shareholders must identify themselves and provide contact information. We will respond as practical to appropriate questions during the meeting. A recording of the event and responses to unanswered questions (consolidating repetitive questions) will be posted and available after the meeting at https://investor.costco.com. Additional information regarding the rules and procedures for participating in the Annual Meeting will be set forth in our meeting rules of conduct, which shareholders can view during the meeting at the meeting website or during the ten days prior to the meeting at www.proxyvote.com.
•We encourage you to access the Annual Meeting before it begins. Online check-in will be available approximately 15 minutes before the meeting starts on January 19, 2023. If you have difficulty accessing the meeting, please call 844-986-0822 (toll free) or 303-562-9302 (international).

•Closed captioning will be available for the meeting. For assistance with accommodations please email us at investor@costco.com by January 18, 2023.
Note about Forward-Looking Statements
    Certain statements in this Proxy Statement, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, statements regarding our environmental and other sustainability plans and goals, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may appear throughout this Proxy Statement. They generally are identified by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” "likely," “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. Such statements involve risks and uncertainties that may cause actual events, results, or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, inflation or deflation, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (generally including health-care costs), energy and certain commodities, geopolitical conditions (including tariffs and the Ukraine conflict), the ability to maintain effective internal control over financial reporting, regulatory and other impacts related to climate change, and COVID-19 related factors and challenges, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission ("SEC"). A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” in our Form 10-K and 10-Q. Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements, except as required by law.
PROPOSAL 1: ELECTION OF DIRECTORS
    Directors are elected annually for terms expiring at the next annual meeting of shareholders. In the case of any vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, the vacancy may be filled by the Board for a term continuing until the next election of directors by the shareholders. During fiscal 2022, Ron Vachris was appointed to the position of President and Chief Operating Officer. The Board was expanded by one seat and Mr. Vachris was elected to the Board. Each of Susan L. Decker, Kenneth D. Denman, Richard A. Galanti, Hamilton E. James, W. Craig Jelinek, Sally Jewell, Charles T. Munger, Jeffrey S. Raikes, John W. Stanton, Ron M. Vachris, and Mary Agnes (Maggie) Wilderotter is nominated to serve for a one-year term until the annual meeting of shareholders in 2024 and until a successor is elected and qualified. All nominees are current directors.

    Each nominee has indicated a willingness and ability to serve as a director. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as will be designated by the Board. The proxies being solicited will be voted for no more than eleven nominees at the Annual Meeting. Each director will be elected by a plurality of the votes cast, virtually or by proxy, at the Annual Meeting, assuming a quorum is present.

    The candidates for election have been nominated by the Board based on the recommendation of the Nominating and Governance Committee. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board to conclude that he or she should serve as a director, the Board believes that each nominee has demonstrated: outstanding achievement in his or her professional career; relevant experience; personal and professional integrity; ability to make independent, analytical inquiries; experience with and understanding of the business environment; and willingness and ability to devote adequate time to Board duties. We also believe that our directors collectively have the skills and experience that make them well-suited to oversee the Company. They are or have been established leaders in important areas of business, government, and non-profit service. In addition, members of our Board have a great diversity of experiences and bring a wide variety of views that strengthen their ability to guide our Company.
The Board of Directors unanimously recommends that you vote FOR Proposal 1.
DIRECTORS
    The following table sets forth information regarding the ten nominees for election as a director, each to hold office until the 2024 annual meeting of shareholders and until their successors have been duly elected and qualified.

Name	Current Position with the Company	Age
Hamilton E. James	Chairman of the Board of Directors	71
Susan L. Decker	Director	60
Kenneth D. Denman	Director	64
Richard A. Galanti	Executive Vice President, Chief Financial Officer and Director	66
W. Craig Jelinek	Chief Executive Officer and Director	70
Sally Jewell	Director	66
Charles T. Munger	Director	98
Jeffrey S. Raikes	Director	64
John W. Stanton	Director	67
Ron M. Vachris	President, Chief Operating Officer and Director	57
Mary Agnes (Maggie) Wilderotter	Director	67

BOARD DIVERSITY MATRIX (As of 12/06/2022)
	Female	Male
Part I: Gender Identity
Directors	3	8
Part II: Demographic Background
African American or Black	—	1
White	3	7

INDIVIDUAL BOARD SKILLS MATRIX
Qualifications, Skills, and Experience	Hamilton E. James	Susan L. Decker	Kenneth D. Denman	Richard A. Galanti	W. Craig Jelinek	Sally Jewell	Charles T. Munger	Jeffrey S. Raikes	John W. Stanton	Ron M. Vachris	Maggie Wilderotter
Senior Leadership: Service in senior leadership positions, in government and/or business, including past CEO experience, with expertise in governance, strategy, development, human capital management, and workforce development
	•	•	•	•	•	•	•	•	•	•	•
Financial Expertise: Understanding of financial markets, accounting, and/or financial reporting processes	•	•	•	•		•	•		•		•
Retail Industry Experience: Understanding of operational, financial, and strategic issues facing large retail companies	•			•	•	•				•	•
Technology or E-commerce: Leadership and expertise in technology, e-commerce and digital platforms		•	•					•	•		•
Risk Management: Governmental public policy, legal and risk management experience and expertise, including data security and/or experience managing cybersecurity and information security risks	•	•	•	•	•	•	•	•	•		•
Global Operations: Experience at multinational companies or in international markets	•	•	•	•	•			•	•	•
Marketing and Brand Management: Experience in consumer marketing, sales or brand management		•			•	•		•	•	•	•

Board Relevant Skills and Experience
Senior Leadership
11
Financial Expertise
8
Retail Industry Experience
6
Technology or E-Commerce
5
Risk Management
10
Global Operations
8
Marketing and Brand Management
7

DIRECTOR BIOGRAPHIES
    Set forth below is information with respect to each director of the Company.
    Hamilton E. James has been a director of the Company since August 1988. He was the Lead Independent Director from 2005 until becoming the non-executive Chairman of the Board in August 2017. He was Executive Vice Chairman of The Blackstone Group, a global alternative asset manager and provider of financial advisory services, until January 31, 2022, and served as its President and Chief Operating Officer from 2002 until 2018. He was also a member of the board of directors of its general partner, Blackstone Group Management L.L.C, until January 31, 2022. Mr. James’s qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company and his broad-ranging experiences in the financial services industry, including senior leadership positions.
    Susan L. Decker has been a director of the Company since October 2004. She is Chief Executive Officer and founder of Raftr, Inc., a digital media product, launched in 2017. She also serves as an adviser to several Internet start-ups. From 2000 to 2009, Ms. Decker served in various executive management roles at Yahoo! Inc., including President from 2007 to 2009 and Executive Vice President and Chief Financial Officer from 2000 to 2007. She is a director of Berkshire Hathaway Inc., Vail Resorts, Inc., and Momentive Global Inc., and of private corporations Vox Media Inc., Automattic, Inc. and Chime Financial, Inc. She was previously a director of Intel Corporation, Pixar, and InterPrivate II Acquisition Corp. Ms. Decker’s qualifications to serve on the Board include the knowledge and experience she has gained, and contributions she has made, during her tenure as a director of our Company, her service on the boards of other public companies, and her broad-ranging experiences, including senior leadership positions, in the areas of finance, technology and marketing.
    Kenneth D. Denman has been a director of the Company since March 2017. He has been a General Partner at Sway Ventures, a venture capital firm, since March 2017. He was President and Chief Executive Officer of Emotient, Inc., a developer of software technology to analyze facial expressions, until the company was acquired by Apple in January 2016. Previously, Mr. Denman was the Chief Executive Officer of Openwave Systems, Inc., chairman and CEO of iPass, Inc., and a Senior Vice President and COO for MediaOne. He is a member of the boards of directors of VMware and Motorola Solutions, Inc., where he is the lead independent director. Previously he was a director at ShoreTel, Inc., United Online, Inc., Mitek Systems, Inc., and LendingClub, Inc. Mr. Denman sits on the boards of the University of Washington's Foster School of Business, the University of Washington Foundation, and the Hospital Board of Trustees of Seattle Children's. Mr. Denman’s qualifications to serve on the Board include knowledge and experience from service on the boards of other public companies, and his broad-ranging experiences, including chief executive and other leadership positions, in the areas of technology and international business.
    Richard A. Galanti has been a director of the Company since January 1995 and Executive Vice President and Chief Financial Officer of the Company since October 1993. Mr. Galanti’s qualifications to serve on the Board include his extensive knowledge of the Company’s business developed over the course of his long career here, particularly in the areas of finance and financial reporting.
    W. Craig Jelinek has been a director of the Company since February 2010, and Chief Executive Officer since January 1, 2012. Mr. Jelinek previously was President and CEO from January 2012 to February 2022, President and Chief Operating Officer from February 2010 until January 2012, and was Executive Vice President in charge of merchandising beginning in 2004. He spent the previous twenty years in various management positions in warehouse operations. Mr. Jelinek’s qualifications to serve on the Board include his extensive knowledge of our Company’s business developed over the course of his long career here, particularly in the areas of operations and merchandising.
Sally Jewell has been a director since January 2020. From June 2019 until May 2020, she served as the interim Chief Executive Officer of The Nature Conservancy, a global environmental non-profit organization, where she continues to serve as a global board member. She served as the Secretary of the Interior under President Barack Obama from 2013 to 2017. From 2005 to 2013, she was the CEO and from 1996 to 2013 a director of Recreational Equipment Inc., a retailer of outdoor recreation equipment and services. Previously, she worked in commercial banking for 19 years. She is a member of the board of Symetra Financial Corporation, a wholly-owned subsidiary of Sumitomo Life Insurance Company. Mrs. Jewell’s qualifications to serve on the Board include her extensive board service at other public and private corporations and non-profit organizations, and her diverse experience, including serving as chief executive and other leadership positions in government, retail and other businesses, and environmental matters.
    Charles T. Munger has been a director of the Company since January 1997. He is Vice Chairman of the Board of Directors of Berkshire Hathaway Inc., and a director of Daily Journal Corporation. Mr. Munger’s qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company, his service on the boards of other public companies, and his broad-ranging experiences in the areas of investments, finance, and insurance.
    Jeffrey S. Raikes has been a director of the Company since December 2008. He is a co-founder of the Raikes Foundation, which invests in youth-serving institutions and systems to make them more effective in supporting young people, especially those that have been most marginalized. Mr. Raikes served as a trustee of Stanford University from 2012 to May 2022, including as chair from 2017 to 2021. He was the Chief Executive Officer of the Bill & Melinda Gates Foundation from 2008 to 2014. Mr. Raikes held several positions with Microsoft Corporation from 1981 to 2008, including President of the Business Division from 2005 to 2008. Mr. Raikes' qualifications to serve on the Board are broad-ranging experiences, including senior leadership positions, in the areas of technology and marketing, academia, and at one of the world's largest foundations.
    John W. Stanton has been a director of the Company since October 2015. He is the Chairman of Trilogy International Partners, Inc., which operates wireless systems internationally, Trilogy Equity Partners, which invests in wireless-related companies, and Chairman of First Avenue Entertainment LLLP, which is the owner of the Seattle Mariners. Mr. Stanton founded and served as Chairman and Chief Executive Officer of Western Wireless Corporation, a wireless telecommunications company, from 1992 until shortly after its acquisition by ALLTEL Corporation in 2005. He was Chairman and a director of T-Mobile USA, formerly VoiceStream Wireless Corporation, a mobile telecommunications company, from 1994 to 2004, and was Chief Executive Officer from 1998 to 2003. Mr. Stanton was a director of Clearwire Corp. from 2008 to 2013, Chairman between 2011 and 2013, and interim Chief Executive Officer during 2011. He is currently a director of Trilogy International Partners and Microsoft Corporation and was previously a director of Columbia Sportswear Company. Mr. Stanton's qualifications to serve on the Board are his broad-ranging experiences, including senior leadership positions, in the areas of telecommunications and technology, and service on the boards of other companies.
Ron M. Vachris has been a director of the Company since February 2022. Mr. Vachris previously served as Executive Vice President of Merchandising from June 2016 to January 2022, as Senior Vice President of Real Estate Development from August 2015 to June 2016, and Senior Vice President, General Manager of the Northwest Region, from 2010 to July 2015. He spent the previous 28 years in various management positions in warehouse operations. Mr. Vachris’s qualifications to serve on the Board include his extensive knowledge of the Company’s business developed over the course of his long career with the Company, particularly in the areas of operations and merchandising.
    Mary Agnes (Maggie) Wilderotter has been a director of the Company since October 2015. She is the Chief Executive Officer and Chair of the Grand Reserve Inn. Mrs. Wilderotter was the Interim CEO of DocuSign, Inc. from June through October 2022. Currently, she is providing senior advisor work for several private equity venture firms. Mrs. Wilderotter was the Executive Chairman of Frontier Communications, a public telecommunications company, from April 2015 until April 2016 and served as Frontier's Chief Executive Officer from 2004 to 2015 and Chair of the Board from December 2005. Prior to joining Frontier, she was a senior vice president of Microsoft Corporation from 2002 to 2004. From 1997 to 2002, she was President and Chief Executive Officer of Wink Communications, an interactive telecommunications and media company. Mrs. Wilderotter was previously a director of Xerox Corporation, DreamWorks Animation SKG, Cadence Design Systems, Hewlett Packard Enterprise and The Procter & Gamble Company. She is currently a director of Sana Biotechnology and Lyft, Inc. and Chairman of the Board at DocuSign, Inc. Her qualifications to serve on the Board include the knowledge and experience she has gained, and contributions she has made, during her service on the boards of over thirty public companies in her career, and her broad-ranging corporate experiences, including senior leadership positions, in the areas of telecommunications, retail, media, healthcare, and technology.
    No family relationship exists among any of the directors or executive officers. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director was selected as a director or executive officer of the Company.

COMMITTEES OF THE BOARD
    The Board has determined that each member of the Audit, Compensation and Nominating and Governance Committees meets Nasdaq listing standards regarding independence, including committee independence requirements. Each committee has a written charter, which may be viewed at https://investor.costco.com. Directors deemed independent are Mmes. Decker, Jewell and Wilderotter and Messrs. Denman, James, Munger, Raikes and Stanton, who constitute a majority of the Board. The non-executive directors of the Company met in executive session presided over by the non-executive Chairman at four meetings in fiscal 2022.
    Audit Committee. The functions of the Audit Committee include (among others):
•providing direct communication between the Board and the Company’s internal and external auditors;
•monitoring the design and maintenance of the Company’s system of internal accounting controls;
•selecting, evaluating and, if necessary, replacing the external auditors;
•reviewing the results of internal and external audits as to the reliability and integrity of financial and operating information;
•maintaining procedures for receipt, retention and treatment of any complaints received by the Company about its accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;
•reviewing the relationships between the Company and the external auditors to ascertain the independence of the external auditors; and
•approving compensation of the external auditors.
    The members of the committee are Messrs. Munger (chair) and Denman (vice chair) and Mmes. Decker and Jewell. The Board has determined that Messrs. Munger and Denman are “audit committee financial experts” as defined by the rules of the SEC. To ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the external auditors. In conjunction with the mandated rotation of the external auditor's lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of the new lead engagement partner. The Board and the Audit Committee periodically review with members of management of the Company issues and developments relating to information security, fraud, data security and cybersecurity risk, including controls to monitor and mitigate the related risks. The Audit Committee met eight times during fiscal 2022. A report of the Audit Committee is set forth below.
    Compensation Committee. The Compensation Committee reviews the salaries, bonuses and stock-based compensation provided to executive officers of the Company and oversees the overall administration of the Company’s compensation and stock-based compensation programs. Except with respect to setting the compensation of the Chief Executive Officer, the committee may delegate its authority to a subcommittee of the committee (consisting either of a subset of members of the committee or any members of the Board who would be eligible to serve on the committee). In addition, to the extent permitted by applicable law, the committee may delegate to one or more executive officers of the Company the authority to grant stock awards to employees who are not executive officers or members of the Board. The committee has delegated certain authority to the Chief Executive Officer with respect to such awards not involving executive officers. See Compensation Discussion and Analysis below for a further description of the role of the committee. The members of the committee, which met four times during fiscal 2022, are Mr. Stanton (chair) and Mmes. Jewell and Wilderotter. A report of the Compensation Committee is set forth below.

    Nominating and Governance Committee. The functions of the Nominating and Governance Committee are to identify and approve individuals qualified to serve as members of the Board, select director nominees for the annual meeting of shareholders, evaluate the Board’s performance, develop and recommend to the Board corporate governance guidelines, and provide oversight with respect to corporate governance, ethical conduct and environmental and sustainability policies and initiatives. The committee is authorized by its charter to engage its own advisors. The Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of shareholders. The committee is responsible for identifying, screening and recommending to the Board candidates for Board membership. This year, the Committee gave special consideration to nominees who serve on three or more other public boards beside the Company and in one of those roles serves as lead independent director or board chair. Two nominees fell in that category. In addition to considering the normal inputs, including without limitation, results of questionnaires, the board evaluation process, observations of Committee members of their colleagues, and other factors, the Committee received statements from the individuals concerned relative to their ability to meet their commitments to the company. Following these special considerations, the Committee determined to nominate these individuals. The Committee approved the nomination of the candidates reflected in proposal 1. When formulating its recommendations, the Committee will also consider advice and recommendations from others as it deems appropriate. The members of the Committee, which met five times in fiscal 2022, are Messrs. Raikes (chair) and Denman and Mrs. Wilderotter.
    The Committee will consider shareholder recommendations for candidates to serve on the Board. In accordance with section 2.1 of our bylaws, which may be viewed at https://investor.costco.com, the name of any recommended candidate, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating shareholder’s ownership of Company stock should be sent to the Secretary of the Company. The Company may require additional information, as described in our bylaws. Our Corporate Governance Guidelines provide that nominees for director will be selected on the basis of, among other things, knowledge, experience, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, and understanding of the Company’s business environment, all in the context of an assessment of the perceived needs of the Board at the time. Nominees should also be willing to devote adequate time and effort to Board responsibilities. The Nominating and Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the Board, but rather believes that each nominee should be evaluated based on individual merit, taking into account the needs of the Company and the composition of the Board.
    We believe that the Company benefits from having directors with a diversity of viewpoints, backgrounds, and experiences. Currently, of the eleven directors on the Board, three are women and one is African American. In addition, as discussed above, our directors bring a diversity of viewpoints and experiences as established leaders in important areas of business, government and non-profit service that we believe strengthens the Board’s ability to guide our Company. The Nominating and Governance Committee oversees a self-assessment of the Board’s or its committees performance every year. The assessment seeks to identify specific areas, if any, in need of improvement or strengthening, including with respect to the diversity of our Board in terms of viewpoints, backgrounds and experiences. Since 2014, the Board, led by the Nominating and Governance Committee, has been engaged in a process to refresh its membership; seven members have retired or passed away and four new independent directors have been added.
    Our bylaws provide for proxy access shareholder nominations for director candidates by eligible shareholders. Shareholder nominations require compliance with section 2.1 of the bylaws. A shareholder who wishes to formally nominate a candidate, whether for inclusion in the Company's proxy statement or not, must follow the procedures described in our bylaws and, where applicable, SEC Rule 14a-19. There is otherwise no formal process prescribed for identifying and evaluating nominees, except as described in the Corporate Governance Guidelines, which may be viewed at https://investor.costco.com.

    Board Structure. The Corporate Governance Guidelines provide that the Board does not require the separation of the offices of the Chairman of the Board and the Chief Executive Officer and shall be free to choose its Chairman in any way that it deems best for the Company at any given point in time. Currently the positions of Chairman and Chief Executive Officer are filled separately. Our Chief Executive Officer has primary responsibility for the operational leadership and strategic direction of the Company, while our non-executive Chairman facilitates our Board’s independent oversight of management, promotes communication between management and the Board, and leads the Board’s consideration of key governance matters. The Board believes that this leadership structure is appropriate for the Company at this time.
    The Role of the Board in Risk Oversight. The Board seeks to ensure that management has processes for dealing appropriately with risk. It is the responsibility of the Company’s senior management to develop and implement the Company’s short- and long-term objectives and to identify, evaluate, manage and mitigate the risks inherent in seeking to achieve those objectives. Management is responsible for identifying risk and risk controls related to significant business activities and Company objectives, and developing programs to determine the sufficiency of risk identification, the balance of potential risk to potential reward, the appropriate manner in which to control risk, and the support of the risk-controlling behavior and the risk to Company strategy.
    The Board implements its risk oversight responsibilities primarily through the Audit Committee, which receives management reports on the potentially significant risks, including (without limitation) cybersecurity matters, that the Company faces and how the Company is seeking to control risk where appropriate. The Committee also oversees internal control over financial reporting. The Audit Committee reports to the full board on its risk-management tasks, including the enterprise risk management review. In more limited cases, such as with risks of significant new business concepts and substantial entry into new markets, risk oversight is addressed as part of the full Board’s engagement with the Chief Executive Officer and management. Board members also often discuss risk as a part of their review of the ongoing business, financial, and other activities of the Company. The Board also has overall responsibility for executive-officer succession planning. The Nominating and Governance Committee also exercises oversight regarding risks associated with corporate governance matters and certain issues relating to the Company’s ethics, environmental, social and governance (ESG), and compliance programs.
COMPENSATION OF DIRECTORS
    For most of fiscal 2022, each non-employee director earned $30,000 per year for serving on the Board and $1,000 for each Board and committee meeting attended. In July 2022, the Board approved eliminating cash meeting fees and increasing the annual retainer for non-executive directors to $37,000. Directors are reimbursed for travel expenses incurred in connection with their duties. In fiscal 2022, each non-employee director received a grant of restricted stock units (“RSUs”), with a target value of $270,000. Based on the closing share price at the time of grant, each director received a grant of 561 restricted stock units. RSUs vest one-third annually, beginning on the first anniversary of the date of grant and are subject to accelerated vesting upon the director’s retirement: 50% and 100% after five and ten years of service, respectively. Stock ownership requirements, which have been met by all directors, mandate that within five years of joining the Board a non-executive board member shall own and retain shares of Company common stock worth at least $1 million based on the value at the time of acquisition.

    FISCAL 2022 DIRECTOR COMPENSATION
    The following table summarizes compensation for the non-employee directors of the Company for fiscal 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	Total ($)
Hamilton E. James	34,000	266,369	300,369
Susan L. Decker	43,000	266,369	309,369
Kenneth D. Denman	47,000	266,369	313,369
Sally Jewell	45,000	266,369	311,369
Charles T. Munger	41,000	266,369	307,369
Jeffrey S. Raikes	40,000	266,369	306,369
John W. Stanton	38,000	266,369	304,369
Mary Agnes (Maggie) Wilderotter	41,000	266,369	307,369
_______________________
(1)Represents the grant-date fair value of the RSUs granted in October 2021. The value is calculated as the market value of the common stock on the grant date less the present value of the expected dividends forgone during the vesting period. These amounts thus do not reflect the amount of compensation actually received during the fiscal year. For a description of the assumptions used in calculating the fair value of equity awards, see Note 1 of our financial statements in our Form 10-K for the year ended August 28, 2022.

    At the end of fiscal 2022, non-employee directors held the following outstanding equity awards and shares:

Name	Restricted Stock Units	Shares Owned	Total
Hamilton E. James	1,355	39,883	41,238
Susan L. Decker	1,355	17,952	19,307
Kenneth D. Denman	1,355	3,842	5,197
Sally Jewell	1,269	682	1,951
Charles T. Munger	1,355	185,260	186,615
Jeffrey S. Raikes	1,355	33,913	35,268
John W. Stanton	1,355	21,495	22,850
Mary Agnes (Maggie) Wilderotter	1,355	9,940	11,295

SHAREHOLDER COMMUNICATIONS TO THE BOARD
    Shareholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, at the following address: Corporate Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, WA 98027 Attn: Board of Directors. The Company will receive and process communications before forwarding them to the addressee. Directors generally will not be forwarded shareholder communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.
Meeting Attendance
    During the Company’s last fiscal year, the Board met four times. Each member of the Board attended all of the Board meetings and meetings of the committees on which he or she served with the exception of Mrs. Wilderotter, who missed one Nominating and Governance Committee meeting out of five. As set forth in our Corporate Governance Guidelines, directors are encouraged to attend meetings of shareholders. All directors attended the meeting in 2022.

PRINCIPAL SHAREHOLDERS
    The following table sets forth information regarding ownership of the common stock by each person or group known to the Company to own more than 5% of the outstanding shares of the common stock on November 11, 2022.

Name and Address of Beneficial Owner	Shares	Percent[1]
Vanguard Group, Inc.	39,030,429(2)	8.79%
P.O. Box 2600, V26
Valley Forge, PA 19482
BlackRock, Inc.	30,059,624(3)	6.77%
55 East 52nd Street
New York, NY 10055
_______________________
(1)Based on 443,864,342 shares of common stock outstanding. In accordance with SEC rules, percent of class as of this date is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities exercisable by that person or group within 60 days.
(2)Information based on Form 13F-HR filed with the SEC by Vanguard Group, Inc. on November 14, 2022.
(3)Information based on Form 13F-HR filed with the SEC by BlackRock, Inc. on November 14, 2022.
    The following table sets forth the shares of the common stock owned on November 11, 2022 by each director, each nominee for election as a director, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group.

Name of Beneficial Owner	Shares Beneficially Owned[1]	Percent of Class[2]
W. Craig Jelinek	363,644(3)	*
Susan L. Decker	19,872	*
Kenneth D. Denman	5,762	*
Richard A. Galanti	34,418(4)	*
Hamilton E. James	41,803	*
Sally Jewell	2,516	*
Russ D. Miller	11,594(5)	*
Charles T. Munger	187,180(6)	*
James P. Murphy	38,084	*
Jeffrey S. Raikes	35,833	*
John W. Stanton	23,415(7)	*
Ron M. Vachris	22,212	*
Mary Agnes (Maggie) Wilderotter	11,860	*

All directors and executive officers as a group (21 persons)	994,083	*
 _______________________
*Less than 1%.
(1)Includes RSUs outstanding.
(2)Based on 443,864,342 shares of common stock outstanding, and 3,027,850 RSUs outstanding. In accordance with SEC rules, percent of class as of this date is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities that will vest within 60 days.
(3)Includes 168,149 shares held by a grantor retained annuity trust, of which Mr. Jelinek is the sole grantor, trustee, and annuity beneficiary.
(4)Includes 7,000 shares owned by a limited liability company, of which Mr. Galanti is the manager.
(5)Includes 11,593 shares held by a trust of which Mr. Miller is a trustee.
(6)Includes 19,565 shares held by a charitable foundation funded and controlled by Mr. Munger.
(7)Includes 422 shares held by a trust of which Mr. Stanton is a trustee. Mr. Stanton disclaims beneficial ownership of these shares.

EQUITY COMPENSATION PLAN INFORMATION
(at Fiscal Year-End)

Plan category[1]	Number of securities to be issued upon exercise of outstanding options, warrants and rights[2]	Weighted-average exercise price of outstanding options, warrants and rights ($)[3]	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1))[4]
Total equity compensation plans approved by security holders	3,449,024	—	10,445,432
 _______________________
(1)There are no plans besides those approved by security holders.
(2)Shares of common stock issuable upon vesting and release of outstanding RSUs granted under the 2019 Incentive Plan and the Seventh Restated 2002 Incentive Plan and predecessor plans.
(3)There were no options, warrants, or rights outstanding at August 28, 2022.
(4)Available for issuance under the 2019 Incentive Plan, assuming issuance as RSUs. Includes the effect of adjustments made for special dividends.
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
    Following is a discussion and analysis of our compensation programs as they apply to our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated individuals who served as executive officers in fiscal 2022. These individuals are referred to as the “Named Executive Officers" and include: W. Craig Jelinek, Chief Executive Officer; Ron M. Vachris, President and Chief Operating Officer; Richard A. Galanti, Executive Vice President, Chief Financial Officer; Russ D. Miller, Senior Executive Vice President, Chief Operating Officer, U.S. Operations; and James P. Murphy, Executive Vice President, COO-International Division.
Compensation Philosophy and Objectives
    Our compensation programs are designed to motivate our executives and employees and enable them to participate in the growth of our business. The Company believes it has been very successful in attracting and retaining quality employees, generally achieving low turnover in our executive, staff and warehouse management ranks. In addition, in the judgment of the Compensation Committee, the programs have contributed to the financial and competitive success of the Company. Accordingly, the Committee believes it is desirable to continue these programs.
    At the 2022 Annual Meeting, the advisory shareholder vote on executive compensation was 95.57% in favor. The Committee did not determine to make any changes to the compensation programs as a result of the vote. Compensation levels approved by the Committee for the Named Executive Officers for fiscal 2022 did not materially change from those approved for the prior year. Discussions by certain directors and management with a number of shareholders since the 2022 Annual Meeting have not revealed significant concerns about the structure or operation of the Company's compensation programs.
Role of the Compensation Committee
    The Committee determines the amounts and elements of compensation for our Chief Executive Officer. For other executive officers, it reviews the recommendations of the Chief Executive Officer, with which it generally agrees. The Committee’s function is more fully described under “Committees of the Board — Compensation Committee.”

    During fiscal 2022, the Committee consisted of Mr. Stanton (chair), and Mmes. Jewell and Wilderotter. The Committee has authority under its charter to engage compensation consultants but has not used any. The Committee’s primary activity occurs in the fall, following the close of the fiscal year, when the Committee: (i) approves grants of RSUs, including performance targets for RSUs granted to executive officers for the current fiscal year; (ii) determines whether performance targets have been satisfied for RSUs granted during the prior fiscal year; (iii) approves total compensation levels for executive officers for the fiscal year just concluded, including any salary increases and cash bonuses; and (iv) approves the executive officer cash-bonus program for the current fiscal year.
Elements of Compensation
    The components of our executive compensation programs are equity compensation (consisting generally of performance-based RSUs), base salary, cash bonuses, and other benefits (primarily consisting of health plans, a 401(k) plan and a deferred compensation plan). The Committee believes that these components are appropriate and are consistent with the Company’s long-standing approach to executive compensation, which has made equity awards the most significant form of compensation. The Committee did not reevaluate this year whether there is an optimal mix of equity, salary, bonus and other compensation components for each executive officer. Rather, it relied upon the fact that the current structure has been utilized successfully in years past and gave more particular attention to the incremental changes in the components of the mix and the value of the total compensation packages.
    Performance-based RSUs. Performance-based RSU grants represent the largest component of compensation, based on their fair value at the time of grant. The Committee believes that emphasizing this form of compensation helps align the interests of employee-grantees with those of shareholders, both in the shorter term (with one-year performance conditions) and in the longer term (with share ownership requirements and time-based vesting of up to five years, subject to earlier vesting for long service, as described below).
    Base salary. Base salary is the second largest compensation component. It is consistent with the need for executive officers to have predictable cash compensation, which has been subject generally to modest annual increases.
    Cash bonus. Cash bonuses are based on a variety of metrics. They address short-term incentives and are linked to performance during the fiscal year. Historically, at least some portion of the cash bonuses has been paid each year. The Committee believes that maintaining cash bonuses in the current proportion is consistent with preferring long-term equity incentives as being in the greater interest of the Company and its shareholders. Over 5,000 employees are eligible for cash bonuses. To be eligible for the annual bonus, the individual must be employed by the Company and in the same or similar executive-level position at the time the bonuses are paid (historically in November).
    Executive base salaries and cash bonuses and the value of all equity-related awards are, in the Committee’s view, generally lower than those at other companies in our peer group, described below under “Peer Companies.”
    Other elements. Consistent with its position as a low-overhead operator, the Company has modest “other compensation.” Significant components of this compensation include health care and helping executives fund their retirement needs (through the 401(k) and the deferred compensation plans); the Company provides no pensions.
    These components of compensation mix incentives that are intended to reward shorter-term (twelve months) and longer-term performance (five years and beyond). Shorter-term incentives come primarily from the initial award of RSUs being subject to achievement of a one-year performance metric and, to a significantly lesser extent, cash bonuses that are subject to one-year performance metrics. Longer-term incentives come primarily from the RSU award vesting of up to five years, and, to a lesser extent, share ownership requirements for executive officers and vesting elements in certain benefit plans (such as the deferred compensation and 401(k) plan matches).

    The Committee believes that these elements do not promote unreasonable risk-taking behavior. The value of shorter-term incentives (including cash bonus awards and performance conditions for awards of RSUs) is substantially exceeded by longer-term incentives (including equity awards that vest over up to five years) and share ownership requirements, which the Committee believes reward sustained performance that is aligned with shareholder interests. In addition, the Company’s Corporate Governance Guidelines give the Committee the power to require the return of incentive compensation earned by improper means.
Peer Companies
    For fiscal 2022, the Committee primarily considered executive compensation data obtained from proxy statements for the following peer companies: Walmart Inc., The Home Depot, Inc., Lowe’s Companies, Inc., The TJX Companies, Inc., Target Corporation, The Kroger Company, Walgreens Boots Alliance, Inc., Best Buy Inc., BJ's Wholesale Club Holdings, Inc., PriceSmart, Inc., Wesfarmers Ltd., and Carrefour SA. The peer companies were selected because they are recognized as successful retailers and three of them operate membership clubs. The Committee took into account that the current market capitalization of two of the companies is substantially larger than the Company. The Committee did not use the comparable company data to set mid-points or other specific quantitative comparisons of executive compensation; it used them only for general reference.
Equity Compensation
    If fully earned based upon the achievement of performance targets and fully vested, equity compensation is the largest component of compensation for executive officers. RSU grants to executive officers are generally performance-based, with performance-vesting over a one-year period, time-vesting over five years, and vesting for long service contingent upon maintaining employment status at the vest date. The Board and the Committee believe that vesting over up to five years helps to foster motivation over the longer term. Following satisfaction of performance targets, RSUs become time-vested RSUs that, subject to accelerated vesting for long service (described below) vest 20% upon the first anniversary of the grant date (following the determination by the Committee that the performance criteria have been satisfied) and 20% vest over each of the ensuing four years. (Vesting of RSUs awarded to non-executive officers and employees is not performance-based.) To the extent accelerated or time-vesting requirements are met, RSUs are settled and paid in shares of common stock (net of shares withheld for taxes). Recipients are not entitled to vote or receive dividends on unvested and undelivered RSUs.
    All officers and employees who receive RSU grants (except as noted below with respect to the chief executive officer) receive accelerated vesting prior to termination if they have achieved long service with the Company (33% vesting credited on the first anniversary of the date of grant after 25 years of service, 66% vesting after 30 years of service, and 100% vesting after 35 years of service, with any remainder vesting ratably over the remaining vesting period). This accelerated vesting, following satisfaction of the performance conditions as to executive officers, entitles individuals to receive shares within ten business days of the anniversary of the grant date or of the initial grant date if the years of service requirement has been met prior to the grant date. In the case of the chief executive officer, the fiscal 2022 and 2021 awards are not subject to accelerated vesting prior to termination for long service and instead vest under the normal five-year vesting schedule. For awards vested on October 22, 2021, all other Named Executive Officers received 100% long-service vesting except one, who received 66% vesting.
    The criteria for the fiscal 2022 performance-based grants were (versus fiscal 2021) a 4% increase in total sales or a 3% increase in pre-tax income (both based on local currencies). The Committee determined that both goals were exceeded. Accordingly, the executive officers who received performance-based grants earned all of the RSUs granted, subject to time-based and long-service vesting. All recipients received accelerated vesting for long service for these RSUs, with a further time-based vesting occurring on the first anniversary of the grant for the officer not fully vested at the time the RSUs were deemed earned.

    The Board adopted in July 2008 a fixed date of October 22 for RSU grants, with exceptions as approved in advance by the Committee. For fiscal 2022, RSU grants were made on October 22, 2021, and the performance criteria for the grants were established in November 2021. All grants in fiscal 2022 were made under the Company’s 2019 Incentive Plan, approved by the Company’s shareholders in January 2019.
Other Compensation
    The Company provides the Named Executive Officers with benefits of a type offered to all other employees in most respects. The value of these benefits constitutes a small percentage of each executive’s total compensation. Key benefits include paid vacation, premiums for long-term disability insurance, a matching contribution and a discretionary 401(k) plan contribution, and premiums for health insurance and basic life insurance. In addition, the Company maintains a non-qualified deferred-compensation plan for the benefit of approximately 1,000 employees, including the Named Executive Officers. The plan provides that the first $10,000 of an employee’s contributions may be matched 50% by the Company, subject to certain limitations. This match vests over time. The Company does not maintain a pension plan or post-retirement medical plan for any employee. There are Company matching contributions, which are capped, for charitable contributions by many employees, including the Named Executive Officers. The Committee believes the benefits are modest and consistent with its overall objective of attracting and retaining highly-qualified executive officers.
2022 Compensation of the Chief Executive Officer
    In addition to considering the Company’s compensation policies generally, the Committee reviews executive compensation and concentrates on the compensation packages for the Chief Executive Officer. Near the end of calendar 2021, the Committee approved the renewal of the written employment contract with Mr. Jelinek, related to service during calendar 2022, providing for: a salary increase to $1,100,000 for calendar 2022, an increase of $100,000 from the prior fiscal year; a cash bonus of up to $500,000, an increase of $100,000 from the prior fiscal year, determined by the Board or the Committee, and an RSU award determined by the Board or the Committee. For fiscal 2022, Mr. Jelinek also received $148,000 in vacation payout (which was required of U.S. employees). Apart from the change-in-control provision in the Company’s equity plan applicable to all grantees (described below under “Potential Payments Upon Termination or Change-in-Control”), none of Mr. Jelinek or any other employee has or had any change-in-control arrangement with the Company.
    For fiscal 2022, the Committee granted 16,080 performance-based RSUs to Mr. Jelinek, a 7% increase from fiscal 2021, based on the closing share price at the time of the grant. The Committee determined after the end of the fiscal year that the performance criteria were exceeded, and all of the RSUs granted were earned.
    For fiscal 2022, the bonus amount and structure changed. The bonus amount for Mr. Jelinek was determined by the Committee under a new formula set in November 2021: (i) 40% of bonus eligibility was determined by the Company's attainment of its pre-tax income goal, which was exceeded in fiscal 2022 (the goal was $7.7 billion, on a generally accepted accounting principles basis; actual pre-tax income, adjusted for changes in foreign currencies, as provided for in the plan, was $7.9 billion); (ii) 40% of bonus eligibility was determined based on sales (the goal was $216.5 billion; actual sales, adjusted for changes in foreign currencies, as provided for in the plan, were $224.5 billion); and (iii) eligibility for the remaining 20% was determined by environmental and social objectives for achievement of quantitative performance metrics (including metrics concerning diversity equity and inclusion, resource consumption, and other environmental-related areas). The potential payment attributable to the first two performance measures was from zero to up to 120%, based on the level of achievement. The potential payment attributable to the third performance measure was all or nothing, depending on whether a majority of the quantitative metrics was achieved. For fiscal 2022, the sales and pre-tax income components of the bonus earned were $450,000, based on the Company's achieving 104% of the sales target and 103% of the pre-tax profit target. Although a majority of the quantitative environmental and social targets were met, entitling Mr. Jelinek to $100,000, he requested that the Committee award him $50,000. His request was honored.

2022 Compensation of Other Named Executive Officers
    The most significant component of the compensation in fiscal 2022 was performance-based RSUs. RSU amounts awarded to Messrs. Vachris, Galanti, Miller, and Murphy were 12,042, 8,723, 7,893, and 7,893. This is a 59% increase for Mr. Vachris (due to his promotion to president), a 15% increase for Messrs. Galanti and Miller, and a 4% increase for Mr. Murphy over the prior year, based on the closing share price at the time of the grant. The amounts awarded were based on the recommendations of Mr. Jelinek and approved by the Compensation Committee before the grants. The performance criteria were, as noted above, exceeded and the Named Executive Officers earned all of the RSUs granted, with accelerated-vesting for long service and further time-based vesting.
    Salaries for other Named Executive Officers were based upon the recommendation of Mr. Jelinek, who focused on the amount of increase deserved over the prior year’s salary level. Base salary levels for these officers increased between 1% and 13% with the exception of a 24% increase for Mr. Vachris over the previous fiscal year.
    The Named Executive Officers (other than Mr. Jelinek) received cash bonuses of $217,600, except for Mr. Vachris who received $247,729, based on his service as President for a portion of the fiscal year. The amounts are higher year-over-year because the bonus structure changed in fiscal 2022. The potential bonus amounts increased from $80,000 to $200,000 ($227,692 for Mr. Vachris). This amount includes $80,000 based on the achievement of specified targets relating to sales and $80,000 based on the achievement of specified targets relating to pre-tax income. The potential payment attributable to each of these performance goals was from zero up to 120% of the award target amount, based on the level of achievement. Up to $40,000 in potential related to environmental and social objectives: $24,000 relating to achievement of quantitative performance metrics (including metrics concerning diversity equity and inclusion, resource consumption, and other environmental-related areas) on an all or nothing basis depending upon whether a majority of the quantitative metrics were satisfied; and up to $16,000 based on discretionary assessment by the Chief Executive Officer of the officer's environmental and social achievements (including, without limitation, progress in controlling emissions).
After the close of the fiscal year, Mr. Jelinek recommended bonus amounts to the Committee for the Named Executive Officers for the individual bonus amounts of up to approximately 109% of the eligible amounts and to increase Mr. Vachris' potential bonus amount from $200,000 to $227,692, due to his appointment to President during the year. Based on Mr. Jelinek's recommendation, the Committee determined to award 120% of the potential sales bonus, 105% of the potential pre-tax income bonus, and 94% of the environmental and social objective bonus, which included 100% of the achievement of quantitative performance metrics and 85% of the discretionary amount, as recommended by Mr. Jelinek.
Clawback Policy
    The Corporate Governance Guidelines provide that the Company will seek to recover, at the direction of the Committee after it has considered the costs and benefits, incentive compensation (including bonus, incentive payment, and equity award) awarded or paid to an officer for a fiscal period if the result of a performance measure upon which the award was based or paid is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment. Where the incentive compensation is not awarded or paid on a formulaic basis, the Committee may determine in its discretion the amount, if any, by which the payment or award should be reduced. In addition, if an officer engaged in intentional misconduct (as determined by the Committee in its sole discretion) that contributed to the award or payment of incentive compensation to the officer that is greater than would have been paid or awarded in the absence of the misconduct, the Company may take other remedial and recovery action, as determined by the Committee. In addition, any incentive compensation awarded or paid to an officer will be subject to any recoupment policies adopted by the Company pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other law or the listing requirements of any national securities exchange on which Company common stock is listed.

Stock Ownership Requirements
    Executive officers are required by the end of each calendar year to own and retain shares of Company common stock representing in value at least three times (seven times for the Chief Executive Officer) the base salary of the officer in effect at the beginning of the fiscal year. Newly-promoted officers have twenty-four months to achieve compliance. The Nominating and Governance Committee may authorize an extension should the timing present an undue burden. All executive officers were in compliance at the end of calendar 2021.
Hedging and Pledging Policies
    The Corporate Governance Guidelines, prohibit transactions involving hedging of the Company's equity securities by directors, officers, and employees and prohibit pledging of the Company's equity securities by directors and executive officers. The prohibition on transactions involving hedging includes any instrument or transaction, including put options and forward-sale contracts, through which an individual offsets or reduces exposure to the risk of price fluctuations in a corresponding equity security. Equity securities include common stock, voting preferred stock and options and other securities exercisable for, or convertible into, settled in, or measured by reference to, any other equity security determined on an as-exercised and as-converted basis. The equity securities attributable to a director or executive officer for these purposes are those attributable under either Section 13 or Section 16 of the Securities Exchange Act of 1934. All directors and executive officers are in compliance with this policy.
Conclusion
    The Committee believes that each element of compensation and the total compensation provided to each of the Named Executive Officers is reasonable and appropriate. The compensation of the Named Executive Officers is significantly tied to the Company’s performance and the return to shareholders. The Committee believes that its compensation programs will allow the Company to continue to attract and retain a top-performing management team.
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
    The Compensation Committee of the Company’s Board of Directors has submitted the following report for inclusion in this Proxy Statement:
    The Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended August 28, 2022, for filing with the SEC.

John W. Stanton, Chair
Sally Jewell
Mary Agnes (Maggie) Wilderotter

SUMMARY COMPENSATION TABLE
    The following table sets forth information regarding compensation for the Named Executive Officers for fiscal 2022, 2021, and 2020.

Name and Principal Position	Year	Salary ($)[1]	Bonus ($)[2]	Stock Awards ($)[3]	Non-Equity Incentive Plan Compensation($)[4]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[5]	All Other Compensation ($)[6]	Total ($)
W. Craig Jelinek	2022	1,230,769	—	7,915,928	500,000	159,954	98,419	9,905,070
Chief Executive Officer	2021	1,085,385	—	7,049,636	460,000	156,871	52,860	8,804,752
	2020	1,000,000	200,000	6,844,496	—	181,129	53,927	8,279,552
Ron M. Vachris	2022	993,308	15,483	6,066,880	232,246	27,042	73,685	7,408,644
President, Chief Operating Officer	2021	804,615	8,000	3,658,823	76,480	25,872	114,723	4,688,513
	2020	666,769	94,000	3,595,334	—	29,710	104,714	4,490,527
Richard A. Galanti	2022	850,000	13,600	4,394,735	204,000	282,168	72,730	5,817,233
Executive Vice President, Chief Financial Officer	2021	838,462	8,000	3,658,823	76,480	287,202	115,841	4,984,808
	2020	813,654	94,000	3,595,334	—	340,453	108,717	4,952,158
Russ D. Miller	2022	698,366	13,600	3,976,572	204,000	14,890	97,013	5,004,441
Senior Executive Vice President, COO-U.S. Operations	2021	617,644	8,000	3,316,753	80,412	15,264	106,589	4,144,662
	2020	591,385	94,000	3,258,272	—	18,259	98,862	4,060,778
James P. Murphy	2022	745,000	13,600	3,946,259	204,000	18,722	66,191	4,993,772
Executive Vice President, COO-International Division	2021	710,000	8,000	3,625,214	76,480	21,048	95,999	4,536,741
	2020	685,096	94,000	3,557,730	—	26,458	98,904	4,462,188
 _______________________
(1)Certain salaries in all fiscal years have been restated to reflect retroactive pay when earned rather than received. Salaries also include required vacation payout.
(2)Awarded under the Company’s cash bonus program.
(3)The award value represents the grant-date fair value of performance-based RSUs granted to the Named Executive Officers during fiscal 2022, 2021 and 2020, which were earned upon attainment of performance criteria and subject to additional time-based vesting. The performance criteria for fiscal 2022 are described under “Compensation Discussion and Analysis – Equity Compensation.” The value is calculated as the market value of the common stock on the measurement date less the present value of the expected dividends forgone during the vesting period. For a description of the assumptions used in calculating the fair value of the performance-based RSUs, see Note 1 of our financial statements in our Form 10-K for the year ended August 28, 2022. The measurement date is the date that the Compensation Committee establishes the performance conditions, near the end of the first fiscal quarter. These amounts thus do not reflect the amount of compensation actually received by the Named Executive Officer during the fiscal year.
(4)Awarded under the Company's cash bonus program for fiscal 2022 and 2021.
(5)Each Named Executive Officer (among certain other employees) is eligible to participate in the Company’s non-qualified deferred-compensation plan, which allows the employee to defer up to 80% of salary and 90% of bonus and to receive a Company match of up to 50% of the deferred amount, up to a maximum annual match of $5,000. The minimum deferral period is five years, unless a participant elects to receive distributions upon separation from service. The matching contribution vests ratably over five years, unless the participant has attained a sum of age and years of service totaling 65, in which case the Company match vests immediately when credited to the executive's account. Interest accrues on deferred amounts at the Bank of America prime rate. For contributions made after January 1, 1997, an additional 1% interest is credited upon the participant’s attaining a sum of age and years of service totaling 65. The amounts reported in this column represent the interest on the officer’s balance to the extent that it is “above market” – greater than 120% of the applicable federal long-term rate.
(6)Detail is provided below in the All Other Compensation table.

FISCAL 2022 ALL OTHER COMPENSATION

	Deferred Compensation Match ($)	401(k) Matching Contribution ($)[1]	401(k) Discretionary Contribution ($)[1]	Executive Life Insurance ($)	Health Care Insurance Premiums ($)	Long-Term Disability Premiums ($)[2]	Tax Gross-Up ($)[3]	Other ($)[4]	Total All Other Compensation ($)[5]
W. Craig Jelinek	5,000	500	26,100	9,040	—	7,818	4,841	45,120	98,419
Ron M. Vachris	5,000	500	26,100	3,200	23,061	9,634	6,070	120	73,685
Richard A. Galanti	5,000	500	26,100	6,000	22,821	7,201	4,988	120	72,730
Russ D. Miller	5,000	500	26,100	5,500	17,494	11,254	31,045	120	97,013
James P. Murphy	2,500	500	26,100	8,550	17,494	6,664	4,263	120	66,191
   _______________________
(1)The Company has a 401(k) retirement plan that is available to all U.S. employees who have completed 90 days of employment. For all U.S. employees, with the exception of employees covered by union contracts, the plan allows for both pre-tax and/or after-tax (Roth) deferral, for which the Company matches 50% of the first $1,000 of employee contributions. In addition, the Company provides each eligible participant an annual discretionary contribution based on salary and years of service. The matching and discretionary contributions vest ratably until fully vested, after five years of service.
(2)Long-term disability insurance is extended to all employees who are either at the level of senior vice-president and above or who are eligible to participate in the deferred compensation plan and who have 20 or more years of service.
(3)Executives are compensated for their additional tax costs associated with the Company’s payments on their behalf for long-term disability insurance and relocation costs.
(4)Executives receive a free executive membership card. Mr. Jelinek's other compensation also includes a regulatory filing fee paid by the Company.
(5)Executives, their families, and invited guests occasionally fly on the corporate aircraft as additional passengers on existing business flights. Any incremental cost to the Company is de minimis, and no amount is reflected in the table.
FISCAL 2022 GRANTS OF PLAN-BASED AWARDS
    The following table provides information regarding grants of awards under any plan during fiscal 2022.

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]		Estimated Future Payouts Under Equity Incentive Plan Awards (Units)[2]	Grant-Date Fair Value of Awards ($)[3]
			Target ($)	Maximum ($)
W. Craig Jelinek	Annual Incentive	10/24/2022	500,000	580,000	—	—
	RSUs	10/22/2021	—	—	16,080	7,915,928
Ron M. Vachris	Annual Incentive	10/24/2022	209,500	245,900	—	—
	RSUs	10/22/2021	—	—	12,042	6,066,880
Richard A. Galanti	Annual Incentive	10/24/2022	184,000	216,000	—	—
	RSUs	10/22/2021	—	—	8,723	4,394,735
Russ D. Miller	Annual Incentive	10/24/2022	184,000	216,000	—	—
	RSUs	10/22/2021	—	—	7,893	3,976,572
James P. Murphy	Annual Incentive	10/24/2022	184,000	216,000	—	—
	RSUs	10/22/2021	—	—	7,893	3,946,259
    _______________________
(1)The amounts shown represent the target and maximum amounts of annual cash bonus compensation that, depending on Company and individual performance, might have been paid for fiscal 2022 performance. The actual amount paid for fiscal 2022 is included in the "Non-Equity Incentive Plan Compensation" column and corresponding footnote of the Summary Compensation Table on page [19]. See description under "Compensation Discussion and Analysis - 2022 Compensation of the Chief Executive Officer" and "2022 Compensation of Other Named Executive Officers."
(2)The number of performance-based RSUs granted during fiscal 2022, subject to attainment of the performance criteria described under “Compensation Discussion and Analysis – Equity Compensation.” After the end of fiscal 2022, the Compensation Committee determined that the performance criteria had been exceeded and the awards were earned. The earned awards vest 20% on the first anniversary of the grant date and an additional 20% vest over each of the ensuing four years, with acceleration of vesting for long service.
(3)The grant-date fair value of RSU awards granted, computed as described in footnote 3 to the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT FISCAL 2022 YEAR-END

    The following table sets forth information regarding unvested stock awards held at August 28, 2022.

Name	Number of Shares or Units of Stock Unvested at Fiscal Year-End[1,2]	Stock Award Grant Date	Market Value of Shares or Units of Stock Unvested at Fiscal Year-End ($)[3]
W. Craig Jelinek	15,733	10/22/2020	8,367,124
	16,080	10/22/2021	8,551,666
Ron M. Vachris	12,042	10/22/2021	6,404,176
Richard A. Galanti	8,723	10/22/2021	4,639,066
Russ D. Miller	7,893	10/22/2021	4,197,655
James P. Murphy	1,268	10/22/2017	674,348
	1,833	10/22/2018	974,826
	2,410	10/22/2019	1,281,686
	2,645	10/22/2020	1,406,664
	7,893	10/22/2021	4,197,655
 _______________________
(1)Reflects adjustments for special dividends.
(2)RSUs are granted subject to satisfaction of one-year performance conditions and vesting over four years thereafter. RSUs are also subject to accelerated vesting prior to termination for long service. RSUs with the following grant dates vest as follows:

Grant Date	Vesting
2017 - 2020	Vest 20% annually on each subsequent October 22, subject to accelerated vesting of 33%, 66% or 100% of unvested shares for those who attain 25, 30 or 35 years of service, respectively, with the residual vesting ratably over the remaining portion of the five-year vesting period, with the exception of Mr. Jelinek, whose awards beginning in October 2020 vest 20% annually and are not subject to accelerated vesting prior to termination for long service.
2021	After the end of fiscal 2022, the Compensation Committee certified that the performance criteria had been exceeded and that the awards were earned. All grants are made annually on October 22. The shares above do not reflect accelerated vesting for long service as the awards were not yet released.
(3)Based on the closing market price of $531.82 on August 26, 2022.
FISCAL 2022 RESTRICTED STOCK UNITS VESTED
    The following table provides information regarding restricted stock units that vested during fiscal 2022.

Name	Number of Shares Acquired on Vesting[1]	Value Realized on Vesting ($)
W. Craig Jelinek	3,934	1,896,149
Ron M. Vachris	9,926	4,550,178
Richard A. Galanti	9,926	4,550,178
Russ D. Miller	8,998	4,124,773
James P. Murphy	11,644	5,456,192
 _______________________
(1)Includes shares withheld for payment of taxes associated with the vesting.

FISCAL 2022 NON-QUALIFIED DEFERRED COMPENSATION
    The following table provides information relating to the non-qualified deferred compensation plan. See footnote 5 to the Summary Compensation Table for additional information about the plan.

Name	Executive Contributions in Last Fiscal Year ($)[1]	Registrant Contributions in Last Fiscal Year ($)[2]	Aggregate Earnings in Last Fiscal Year ($)[3]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)[4]
W. Craig Jelinek	518,577	5,000	365,926	—	7,962,007
Ron M. Vachris	116,049	5,000	61,809	—	1,356,868
Richard A. Galanti	459,039	5,000	646,681	—	13,867,501
Russ D. Miller	15,000	5,000	34,190	—	726,766
James P. Murphy	5,000	2,500	43,126	(66,075)	893,896
     _______________________
(1)Amounts were included in “Salary,” “Bonus,” or "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table.
(2)Amounts were reported as "All Other Compensation" in the Summary Compensation Table.
(3)Amounts representing interest on the Named Executive Officer's balance that is "above market" (greater than 120% of the applicable federal long-term rate) are included in "Change in Pension Value and Nonqualified Deferred Compensation Earnings" in the Summary Compensation Table.
(4)Of these amounts, the following amounts have also been reported in the Summary Compensation Table:

Name	Reported for Fiscal 2022 ($)	Previously Reported for Fiscal 2021 ($)	Previously Reported for Fiscal 2020 ($)
W. Craig Jelinek	683,531	605,110	596,129
Ron M. Vachris	148,091	120,718	111,156
Richard A. Galanti	746,207	733,260	833,068
Russ D. Miller	34,890	35,264	38,259
James P. Murphy	26,222	21,048	41,458

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
    The Company does not have any change-in-control agreements with any executive officer, director, or employee. Plans under which RSUs have been granted provide for accelerated vesting under certain circumstances in the event of a change in control. The amounts shown in the following table reflect the potential value to the Named Executive Officers as of the end of fiscal 2022 of full acceleration of all unvested RSUs under certain circumstances in connection with a change in control of the Company and acceleration of unvested RSUs upon certain terminations of employment.
    The amounts shown assume that a change in control or termination was effective as of the last business day of fiscal 2022 and that the price of Costco common stock on which the calculations were based was the closing price on August 26, 2022 ($531.82). They are estimates of the incremental amounts that would be received upon a change in control or termination of employment; the actual amount could be determined only at the time of any actual change in control or termination of employment. In the event of a termination other than for cause: (i) proportional vesting (measured on a quarterly basis) occurs for the time period between termination and the grant date or grant date anniversary; and (ii) accelerated vesting for long service occurs based on years of service. For purposes of the foregoing, the vesting formula for long service is: 33% for 25 or more years of service; 66% for 30 or more years of service; and 100% for 35 or more years of service. RSUs also provide for accelerated vesting for long service prior to termination. There is no accelerated vesting in the event of a termination for cause.

    The following table provides information regarding the estimated potential incremental payments upon termination or change in control.

		Change in Control
Name	Total Value of RSUs Vested Upon Termination Without Cause or for Good Reason ($)[1]	Total Value of RSUs That May Vest ($)[1,2]	Total Value of RSUs Vested Upon Termination Without Cause or for Good Reason ($)[1,2,3]
W. Craig Jelinek	16,918,790	16,918,790	16,918,790
Ron M. Vachris	—	6,404,176	6,404,176
Richard A. Galanti	—	4,639,066	4,639,066
Russ D. Miller	—	4,197,655	4,197,655
James P. Murphy	—	8,535,179	8,535,179
_______________________
(1)Total value calculated assuming a termination or change-in-control date of August 28, 2022, and utilizing the closing market price on August 26, 2022.
(2)Maximum number of RSUs that in the event of a change in control of the Company are not assumed or substituted under the 2019 Plan or that the Board may choose to accelerate under the 2002 Plan.
(3)Maximum number of RSUs that in the event of termination without cause or for good reason after a change in control under the 2019 Plan or that the Board may choose to accelerate under the 2002 Plan.

    Deferred Compensation Plan. In the event that a Named Executive Officer’s employment with the Company is terminated, either voluntarily or involuntarily, the officer will receive the balance of the deferred compensation account no sooner than six months following termination of employment or death. The balance of each Named Executive Officer’s deferred compensation account as of the end of fiscal 2022 is set forth in the table titled “Fiscal 2022 Non-qualified Deferred Compensation.” In the event of a threatened change in control of the Company, the Compensation Committee may act to protect the participants, including accelerating vesting or terminating the plan and paying benefits to participants.
    Potential Payments Under Mr. Jelinek’s Employment Agreement. In December 2021, the Company and Mr. Jelinek renewed his employment agreement effective January 1, 2022, with a one-year term, subject to renewal for additional one-year terms upon mutual agreement. If Mr. Jelinek’s employment is terminated by the Company without cause or by Mr. Jelinek with good reason, Mr. Jelinek will receive a lump-sum cash payment equal to 1.5 times his annual base salary and target bonus and full acceleration of unvested RSUs. The estimated amount Mr. Jelinek would have received as cash severance in the event of such termination as of August 28, 2022, is $2.4 million. The actual amount could be determined only at the time of any actual termination. Upon termination due to disability, Mr. Jelinek would be eligible for continued medical coverage and receive full acceleration of unvested RSUs as described above.
    “Good reason” is defined in the agreement as a material diminution in Mr. Jelinek's salary or target bonus, in authority, duties or responsibilities, or in the budget over which he retains authority, causing him to report to anyone other than the Board, a material change in geographic location at which he must perform services, or any breach by the Company of the employment agreement.
    “Cause” is defined in the agreement as an intentional tort causing substantial loss, damage or injury to the Company, any serious crime or intentional, material act of fraud or dishonesty against the Company, the commission of a felony that results in other than immaterial harm to the Company’s business or to the reputation of the Company or Mr. Jelinek; habitual neglect of reasonable duties, disregard of written, material policies of the Company that causes other than immaterial loss, damage or injury to the property or reputation of the Company, or any material breach of Mr. Jelinek's obligation to not disclose confidential information or to assign intellectual property developed during employment.

    Under the terms of Mr. Jelinek’s fiscal 2022 RSU award, in the event of termination of his employment for any reason other than cause, if the Compensation Committee of the Board determines that the performance goals established for the award have been met, Mr. Jelinek will receive the award, subject to the long service and quarterly vesting provisions generally applied for terminations in connection with RSU awards as described above. The table above shows the estimated incremental amounts Mr. Jelinek would receive in respect of his fiscal 2022 award in connection with a hypothetical termination of employment at December 31, 2022.
    Equity Compensation Plans. Under the Company’s 2019 Incentive Plan, in the event of a “fundamental transaction” or “change in control”: (i) with respect to stock awards that are assumed, substituted or continued, if the Company terminates the participant’s employment without “cause” or the participant terminates with “good reason” upon or during the 12-month period following the fundamental transaction or change in control, the stock award will become fully vested and any performance conditions imposed with respect to the award will be deemed to be achieved at the greater of the actual levels of achievement as of the date of such termination and the target performance levels; and (ii) if the stock award is not assumed, substituted or continued, the Board will fully accelerate time-based awards and provide for pro-rata acceleration of performance-based stock awards at the greater of actual levels of achievement or target, or cancel the awards in exchange for cash payments to the participant. The plan has detailed definitions of “good reason”, “cause,” “change in control” and “fundamental transaction.” Generally speaking, “good reason,” except as otherwise defined in an employment agreement, is defined as a material diminution in the participant’s authority, duties or responsibilities or a material change in geographic location at which the participant must perform services. “Cause” is defined as dishonesty, fraud, misconduct, disclosure or misuse of confidential information, conviction of, or a plea of guilty or no contest to, a felony or similar offense, habitual absence from work for reasons other than illness, intentional conduct that could cause significant injury to the Company or an affiliate, or habitual abuse of alcohol or a controlled substance. “Change in control” is defined as the occurrence of any of the following events: (i) a majority of the Board is replaced in any two-year period other than by directors approved by existing directors; or (ii) any person or group acquires shares having 30% or more of the voting power of all outstanding shares; or (iii) a merger or in which outstanding shares are converted into shares of another company or other securities (of either the Company or another company) or cash or other property. “Fundamental transaction” is defined as the merger of the Company with another entity in a transaction in which the Company is not the surviving entity or if, as a result of any other transaction or event, other securities are substituted for Company shares or shares may no longer be issued.
    The Company’s Seventh Restated 2002 Incentive Plan and its predecessor plans provide that in connection with a “change in control,” the Board may take any one or more of the following actions: (i) arrange for the substitution of options or other compensatory awards of equity securities other than shares (including, if appropriate, equity securities of an entity other than the Company) in exchange for stock awards; (ii) accelerate the vesting and termination of outstanding stock awards so that stock awards can be exercised in full before or otherwise in connection with the closing or completion of the transaction or event, but then terminate; or (iii) cancel stock awards in exchange for cash payments to participants. The plan requires that in the event of a “fundamental transaction” the Board shall do one or more of the foregoing, contingent on the closing or completion of the fundamental transaction.
Compensation Committee Interlocks and Insider Participation
    No member of the Compensation Committee is an executive officer or former officer of the Company. No executive officer of the Company served on the board of directors of any entity whose executive officers included a director of the Company.

CEO PAY RATIO
    As required by SEC rules, we are reporting the ratio of the annual total compensation of our CEO to the annual total compensation of our “median employee.” The latter is an estimate calculated consistent with SEC rules, based on our payroll and employment records and the methodology described below. SEC rules allow a variety of methodologies and exclusions and permit reasonable estimates and assumptions.
Identification of the Median Employee
    The year to date period ended July 3, 2022, was utilized to determine the median employee. At that date, we had approximately 300,000 employees worldwide, of which approximately 198,000 were located in the United States and its territories. As permitted by SEC rules, we excluded employees in China, France, Iceland, Spain, and Taiwan. As a result, the “considered population” for identifying the median employee was approximately 289,000. The pool included full-time, part-time, seasonal, and temporary employees. For determining the median employee, to the extent received, we used a combination of salary, bonus, equity compensation, and other measurable benefits. Non-U.S. employees’ compensation was converted to U.S. dollars using an average exchange-rate for the year to date period. For fiscal 2022, the median employee in the considered population had a total compensation of $45,450.
Ratio
    The CEO’s total compensation as shown in the Summary Compensation Table was $9,905,070. Based upon the estimates, assumptions, and methodology described above, the pay ratio calculation is 218:1. This ratio may not be comparable to that reported by other companies due to differences in industries, scope of international operations, business models and scale, as well as the differences in estimates, assumptions, and methodologies.
Supplemental Ratio
    Approximately 41% of the “considered population” were part-time, seasonal or temporary workers, which significantly impacts the ratio shown above. We believe it is appropriate to present a supplemental calculation using the same methodology as above except that it includes only workers who are full-time. Using this methodology, the median employee has a total compensation of $58,425, resulting in a pay ratio calculation of 170:1.
CERTAIN RELATIONSHIPS AND TRANSACTIONS
    Richard Galanti, Chief Financial Officer of the Company, has a niece who was employed by the Company during fiscal year 2022 at an annual salary of $94,000 and received a bonus of $20,906 and a grant of 235 RSUs. She also participated in benefit plans generally available to employees in comparable positions under similar terms and conditions.
    This relationship and related transactions were approved by the Audit Committee. The charter of the Audit Committee requires the Committee to review and approve all related-person transactions that are required to be disclosed under Item 404(a) of Regulation S-K. There were no transactions required to be reported in this Proxy Statement since the beginning of fiscal 2022 where this policy did not require review, approval or ratification or where this policy was not followed.
    No family members of executive officers or directors are executive officers of the Company.

REPORT OF THE AUDIT COMMITTEE
October 18, 2022
To the Board of Directors:
    We reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the fiscal year ended August 28, 2022. We discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission and the matters required to be reported to the Audit Committee by the independent registered public accounting firm pursuant to SEC Regulation S-X, Rule 2.07.
    We received the written disclosures and the letter from the independent auditors required by the PCAOB regarding the independent auditors’ communications with this Committee concerning independence and have discussed with the auditors their independence. Based on the reviews and discussions referred to above, we recommended to the Board that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 28, 2022.
Charles T. Munger, Chair
Kenneth D. Denman, Vice Chair
Susan L. Decker
Sally Jewell

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS
    The Board has adopted a Code of Ethics for Senior Financial Officers. A copy of the Code of Ethics may be obtained at no charge by sending a written request to the Corporate Secretary, 999 Lake Drive, Issaquah, Washington 98027. If the Company makes any amendments to this code (other than technical, administrative, or non-substantive amendments) or grants any waivers, including implicit waivers, from this code to the chief executive officer, chief financial officer, or controller, we will disclose (on our website at https://investor.costco.com or in a Form 8-K report filed with the SEC) the nature of the amendment or waiver, its effective date, and to whom it applies.

INDEPENDENT PUBLIC ACCOUNTANTS
Information Regarding Our Independent Auditors
    KPMG has served as our independent auditors since May 13, 2002. Upon recommendation of the Audit Committee, the Board has appointed KPMG as our independent auditors for fiscal 2023.
Services and Fees of KPMG
    The following table presents fees for services rendered by KPMG for fiscal 2022 and fiscal 2021:

	2022	2021
Audit fees	$9,225,000	$8,171,000
Audit-related fees	395,000	316,000
Tax fees	1,088,000	437,000
All other fees	3,000	—
Total	$10,711,000	$8,924,000

KPMG was paid fees for the following types of services during fiscal 2022:
•Audit Fees consist of fees paid for the audit of the Company’s annual consolidated financial statements included in the Annual Report on Form 10-K and review of interim condensed consolidated financial statements included in the quarterly reports on Form 10-Q and for the audit of the Company’s internal control over financial reporting. Audit fees also include fees for any services associated with statutory audits of subsidiaries and affiliates of the Company, and with registration statements, reports and documents filed with the SEC.
•Audit-Related Fees consist of fees for audits of financial statements and attest services not required by statute or regulations, acquisitions and accounting consultations about the application of generally accepted accounting principles to proposed and executed transactions.
•Tax Fees consist of fees for the review or preparation of international income, franchise, value-added tax or other tax returns, including consultations on such matters, assistance with studies supporting amounts presented in tax returns, and consultations on various tax compliance matters.
•All Other Fees consist of fees for certain regulatory certifications, attestation reports at international locations, executive education courses provided to Company employees, and out of pocket expenses.
Audit Committee Preapproval Policy
    All services to be performed for the Company by KPMG must be pre-approved by the Audit Committee or a designated member of the Audit Committee, as provided in the committee’s written policies. All services provided by KPMG in fiscal 2022 were properly pre-approved.
Annual Independence Determination
    The Audit Committee has determined that the provision by KPMG of non-audit services to the Company in fiscal 2022 is compatible with KPMG’s maintaining its independence.
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
    Subject to ratification by the shareholders at the Annual Meeting, the Board, upon recommendation of the Audit Committee, has selected KPMG to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending September 3, 2023. KPMG has issued its reports, included in the Company’s Form 10-K, on the audited consolidated financial statements of the Company and internal control over financial reporting for the fiscal year ended August 28, 2022. Representatives of KPMG are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.
Vote Required
    The affirmative vote of a majority of the votes cast on this proposal will constitute ratification of the appointment of KPMG.
The Audit Committee and Board of Directors unanimously recommend that you vote FOR Proposal 2.
PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
    As required by Section 14A of the Securities Exchange Act of 1934, we request your advisory (non-binding) vote on the following resolution (“say on pay”): “Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.”
    The Board will include say on pay votes in the Company's proxy materials annually until the next required shareholder vote on the frequency of such votes, subject to the Board's consideration of the results of this year's advisory vote on the frequency of future say on pay votes (Proposal 4).

    The Board and the Compensation Committee, which is composed of independent directors, expect to take into account the outcome of the say on pay vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.
    As described in detail under “Compensation Discussion and Analysis,” our compensation programs are designed to motivate our executives to continue the success of the Company. If fully earned through achievement of performance targets, equity compensation in the form of restricted stock units (which are subject to further time-based vesting) is the largest component of executive compensation. We believe that our compensation program rewards sustained performance that is aligned with long-term shareholder interests. Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.
The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.
PROPOSAL 4: ADVISORY VOTE TO APPROVE THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
In addition to providing shareholders with the opportunity to cast an advisory vote on executive compensation, the Company this year is providing shareholders with the ability to cast an advisory vote on whether the advisory vote on executive compensation should be held every one, two, or three years.
Since 2016, following the advisory vote of shareholders in favor of annual "say on pay" votes, the Company has held such votes every year. The Company has not observed any reason why the previously expressed shareholder preference should not continue to govern, and market practice is that annual "say on pay" votes are held.
The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the Board's recommendation.
Although this advisory vote on the frequency of the "say on pay" vote is nonbinding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.
The Board of Directors unanimously recommends that you vote FOR the option of "One Year" for future advisory votes on executive compensation.
PROPOSAL 5: REPORT KNOWN OR POTENTIAL RISKS AND COSTS BY ENACTED OR PROPOSED STATE POLICIES RESTRICTING REPRODUCTIVE RIGHTS
The following shareholder proposal has been submitted to the Company for action at the Annual Meeting by Arjuna Capital, 13 Elm Street, Manchester, Massachusetts 01944. The proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of the proponent.
PROPONENT’S STATEMENT IN SUPPORT OF SHAREHOLDER PROPOSAL
Access to abortion is under challenge at the state and federal levels. A patchwork of laws regulates access to abortion and broader reproductive rights. Since 2011, state legislators have passed more than 600 restrictive laws. Other states have enacted legislation to protect abortion access. Eleven states ban abortion coverage in all state-regulated private insurance plans, while six states require private insurance plans to cover abortion.
Costco Wholesale Corporation ("Costco") has operations in 45 states, Puerto Rico, and D.C., subject to this patchwork of laws. With Roe v. Wade overturned, Costco employees will face greater challenges accessing abortion care. The proponent estimates that 45 percent of Costco's stores in the U.S. are in states or territories that either have or will quickly ban or severely restrict access to abortion care (https://nyti.ms/3P0TKVo).
Employers, as well as employees, bear the cost of restricted access to reproductive health care. For example, women who cannot access abortion are three times more likely to leave the workforce than women who were able to access abortion when needed. The Institute for Women's Policy Research estimates that state-level abortion restrictions annually keep more than 500,000 women aged 15 to 44 out of the workforce (https://bit.ly/3Dt5bQq).
As of August 2022, abortion has been banned in nine states, with another six banning abortion at 6-, 15-, or 18-weeks (https://nyti.ms/3Qockrk). Costco may find it difficult to recruit employees to states where abortion is outlawed. This could harm its ability to meet diversity and inclusion goals, with negative consequences to performance, brand and reputation.
In a nationwide survey of U.S. consumers in 2021, 64 percent said employers should ensure that employees have access to the reproductive health care they need, and 42 percent would be more likely to buy from a brand that publicly supports reproductive health care (https://bit.ly/3nmzd2U). Surveys consistently show that most Americans agree that abortion decisions should be left to the patient and doctor (https://wapo.st/3cmRLK2).
Resolved: Shareholders request that Costco's Board of Directors issue a public report within 6 months of the 2023 annual meeting date, omitting confidential and privileged information and at reasonable expense, detailing any known or potential risks and costs to the company caused by enacted or proposed state policies severely restricting reproductive rights, and detailing any strategies beyond litigation and legal compliance that the company may deploy to minimize or mitigate these risks.
Supporting Statement: Shareholders recommend that the report evaluate any risks and costs to the company associated with new laws severely restricting reproductive health care, and similar restrictive legislation proposed in other states. In its discretion, the board's analysis may include any effects on employee hiring, retention, and productivity, any decisions regarding closure or expansion of operations affected by the restrictive laws, and any strategies such as public policy advocacy by the company, related political contributions policies, and human resources or educational strategies.
BOARD OF DIRECTORS' RESPONSE
The Board of Directors unanimously recommends a vote AGAINST the proposal.
The Board has carefully considered this proposal and has determined that it is not in the best interests of our shareholders and not necessary for the protection of our employees.
As part of our commitment to taking care of our employees, we have since the inception of the Company been highly focused on compensation and affordable health care benefits for our retail workforce. We believe that our health care benefits are highly competitive in the retail industry, as to breadth and affordability for our employees. Our plan includes coverage relating to reproductive health. Our investigation has not revealed discontent among our employees in any state with our policies, either before or after recent changes to state and federal law. We will continue to monitor developments so that we remain responsive to their concerns. We therefore believe the preparation of the report requested in the proposal would waste resources and yield no material benefit.
Costco's Employment Practices Create Stability in our Workforce
Everywhere we do business, we seek to provide competitive wages and benefits to our employees. The vast majority of Costco's workforce consists of hourly employees in warehouse locations. We compensate these hourly employees very well by retail standards. This helps us in the long run by minimizing turnover and enhancing employee productivity, commitment, and loyalty. We encourage our employees to view Costco as a place where they can have a long-term career rather than just a job.

In the United States, we provide generous benefits, including affordable health care coverage for full- and part-time employees, and sizable contributions to company-sponsored retirement plans, based on years of service. We provide twice-yearly Extra Checks (bonuses) for long-tenured hourly employees. We believe our paid sick, vacation and leave policies for hourly employees are very competitive by retail standards. We have adopted operational practices designed to benefit our hourly workforce, such as a minimum 50% full-time ratio, guarantees of minimum scheduled hours and weekly schedules posted at least two weeks in advance.
Our success in this area is reflected in the long tenure of many of our employees, especially lengthy by retail standards. In the United States, our employees average over nine years of service. Over 60% of these employees have five or more years with us, and over one-third have more than ten years.
In the United States, over 44% of all of our employees are women. Over 34% of our managers are women, as are over 26% of our officers. These percentages represented increases over fiscal 2021, and we continue our efforts to improve here. These efforts include adopting diversity metrics as part of the annual bonus plan for our senior officers. Our success in attracting and retaining female employees is indicative, we believe, that we are responsive to their needs and objectives.
Costco Provides Reproductive Healthcare Benefits Responsive to the Needs of Employees
In the United States, our health plans offer comprehensive reproductive healthcare benefits to eligible employees, which generally include those working at least twenty-four hours weekly. These benefits include: contraception and family planning, infertility, medically necessary abortion services, midwife services, and lactation counseling. We believe that nearly two-thirds of our employees live in states that currently do not severely restrict abortion availability. Should an employee enroll in our benefit plan live in a state denying them the ability to obtain a covered abortion, the plan provides for travel and lodging reimbursement if travel over 100 miles is required. Our benefits cover all FDA-approved birth control drugs, devices, products and services including vasectomies, and over the counter emergency contraception without requiring a prescription when sought from in-network providers, in all fifty states. All employees are provided paid sick time that can be used for any medical treatment. Personal time off and/or medical leaves of absence are also available.
We are very active in seeking and acting on issues that our employees raise (anonymously or directly) concerning our benefits programs. Concerns about the scope of our insurance coverage for abortion and contraception have not been expressed to any meaningful extent in any state before or after the Dobbs decision.
The health care coverage we offer is almost entirely self-funded. This enhances our flexibility in determining the benefits provided, including with respect to a range of reproductive healthcare benefits, as compared to fully-insured plans potentially subject to state-law coverage restrictions or requirements.
The Proposal Would Impose Unnecessary Burdens Without Any Benefit
The scope of the requested report for "any known and any potential risks and costs" caused by "enacted or proposed state policies" and "any risks and costs to the Company associated with the new laws severely restricting reproductive health care, and similar restrictive proposals in other states" is very broad. It would involve a review and report of not only the laws in each of the fifty states, but also all proposed bills and regulations, speculation about the result or outcomes of relevant pending state-level litigation, and any current or proposed administrative policies of state governmental bodies. And whatever such a report would yield, it could quickly become dated, as proposed and final laws and regulations in this area change frequently. We are, of course, committed to obeying all laws and regulations that take effect, and we will monitor these for impacts on our employees, as part of our ongoing dedication to our human resources. If our monitoring efforts reveal a new area of need among employees, we will respond appropriately. We believe that the Company's resources are better focused on its day-to-day review and design of our benefit plans and programs in order to remain competitive in our industry, continue to meet the needs of our employees, and remain in compliance with all applicable regulatory requirements in the jurisdictions where we operate. We have processes in place to manage and oversee strategy and risk related to our workforce, whether related to compensation, benefits, or other working conditions. We believe these processes are reasonable and appropriate to assess the risk discussed in this proposal without the need to commission the overly broad report requested by the proposal. The Board of Directors therefore recommends a vote AGAINST Proposal 5.
OTHER MATTERS
    Neither the Board nor management intends to bring before the Annual Meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the Annual Meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their judgment.
SHAREHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING
    For a shareholder proposal to be included in the proxy statement for the 2024 annual meeting, it must comply with SEC Rule 14a-8 and be received by the Secretary of the Company at the address below no later than August 8, 2023.
    To be properly brought before the 2024 annual meeting of shareholders, a notice of a proxy access nomination under section 2.1 of our bylaws must be received by the Secretary of the Company at the address below no earlier than July 9, 2023, and no later than the close of business (5:30 p.m. Pacific Time) on August 8, 2023. Any such notice must meet the other requirements set forth in our bylaws.
    A shareholder who intends to present a proposal at the Company’s 2024 annual meeting other than pursuant to Rule 14a-8 or a proxy access director nomination must comply with our bylaws, which provide that the notice of such intentions must be received by the Secretary of the Company at the address set forth below no earlier than September 21, 2023, and no later than October 21, 2023, and such proposal must be a proper matter for shareholder action under Washington law, or management of the Company will have discretionary voting authority at the 2024 annual meeting with respect to any such proposal without discussion of the matter in the Company’s proxy statement.
Shareholders who intend to solicit proxies in reliance on the SEC's universal proxy rule for director nominees submitted under the advance notice requirements of our bylaws must comply with the additional requirements of Rule 14a-19(b).
    Notices of intention to present proposals or nominate directors at the 2024 annual meeting, and all supporting materials required by our bylaws, must be submitted by mail to Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, Washington 98027.
    The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements. The submission of a shareholder proposal or proxy access or other director nomination does not guarantee that it will be included in our proxy statement.
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
    The fiscal 2022 Annual Report to Shareholders (which is not a part of our proxy soliciting materials) is being mailed with this Proxy Statement to shareholders that were mailed proxy materials. For shareholders that received the Notice of Internet Availability of Proxy Materials, this Proxy Statement and our fiscal 2022 Annual Report to Shareholders are available at https://investor.costco.com. Additionally, and in accordance with SEC rules, you may access our Proxy Statement at www.proxyvote.com, a “cookie-free” website that does not identify visitors to the site. A copy of the Company’s Annual Report on Form 10-K filed with the SEC will be provided to shareholders without charge upon written request directed to Investor Relations. The Company makes available on or through our website free of charge our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after filing.

GENERAL INFORMATION
    List of Shareholders of Record. A list of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting as described above and for ten business days prior to the Annual Meeting between 9:00 a.m. and 4:00 p.m., Pacific time, at the office of the Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, Washington 98027. A shareholder may examine the list for a legally valid purpose related to the Annual Meeting.
    Electronic Delivery. The Company is incorporated under Washington law, which specifically permits electronically transmitted proxies, provided that the transmission set forth or be submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a control number to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.
    Householding Information. As permitted by SEC rules, the Company will deliver one Annual Report or Proxy Statement to multiple shareholders sharing the same address unless the Company has received contrary instructions. The Company will, upon written or oral request, deliver a separate copy of the Annual Report or Proxy Statement to a shareholder at a shared address to which a single copy of the Annual Report or Proxy Statement was delivered and will include instructions as to how the shareholder can notify the Company that the shareholder wishes to receive a separate copy of the Annual Report or Proxy Statement in the future. Registered shareholders wishing to receive a separate Annual Report or Proxy Statement in the future or registered shareholders sharing an address wishing to receive a single copy of the Annual Report or Proxy Statement in the future may contact the Company’s Transfer Agent: Computershare, Inc., P.O. Box 43006, Providence, RI 02940; (800) 249-8982.

By order of the Board of Directors,

John Sullivan
Executive Vice President, General Counsel and Secretary

SCAN TO
VIEW MATERIALS & VOTE

COSTCO WHOLESALE CORPORATION
999 LAKE DRIVE
ISSAQUAH, WA 98027

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on January 18, 2023 for shares held directly and by 11:59 p.m. Eastern Time on January 16, 2023 for shares held in a plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/COST2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on January 18, 2023 for shares held directly and by 11:59 p.m. Eastern Time on January 16, 2023 for shares held in a plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D93224-Z83795-P82425

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COSTCO WHOLESALE CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Susan L. Decker	☐	☐	☐
1b. Kenneth D. Denman	☐	☐	☐
1c. Richard A. Galanti	☐	☐	☐
1d. Hamilton E. James	☐	☐	☐
1e. W. Craig Jelinek	☐	☐	☐
1f. Sally Jewell	☐	☐	☐
1g. Charles T. Munger	☐	☐	☐
1h. Jeffrey S. Raikes	☐	☐	☐
1i. John W. Stanton	☐	☐	☐
1J. Ron M. Vachris	☐	☐	☐
1k. Maggie Wilderotter	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Ratification of selection of independent auditors.	☐	☐	☐
3. Approval, on an advisory basis, of executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:	1 Year	2 Years	3 Years	Abstain
4. Approval, on an advisory basis, of frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 5.	For	Against	Abstain
5. Shareholder proposal regarding report on risks of state policies restricting reproductive rights.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and FAQ's are available at www.proxyvote.com.

D93225-Z83795-P82425

Costco Wholesale Corporation
999 Lake Drive, Issaquah, Washington 98027
Proxy for the January 19, 2023 Annual Meeting
This Proxy is Solicited by the Board of Directors

The undersigned shareholder of Costco Wholesale Corporation (the "Company") hereby appoints Hamilton E. James and W. Craig Jelinek, and each of them, the lawful attorneys and proxies of the undersigned, each with several powers of substitution, to vote all of the shares of Common Stock of the Company held of record by the undersigned on November 11, 2022, at the Annual Meeting of Shareholders to be held by live webcast, on Thursday, January 19, 2023 at 2:00 p.m. Pacific Time, and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present upon all matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement.

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Shareholders. **IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED "FOR" PROPOSALS 1, 2, 3, "1 YEAR" FOR PROPOSAL 4, AND "AGAINST" PROPOSAL 5, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.**

Continued and to be signed on reverse side